EXHIBIT 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (“Employment Agreement”) dated this 28th day of May, 2003 but effective as of May 1, 2003 (the “Effective Date”) is made by and between J.D. EDWARDS & COMPANY, a Delaware corporation (“J.D. Edwards”) and Richard Mathews (“Mathews”).

RECITALS

A.	J.D. Edwards is engaged in the business of providing business-to-business software and services to enable companies to engage in collaborative commerce with their suppliers, customers and other business partners.

B.	Mathews is currently employed by J.D. Edwards in the position of Senior Vice President and J.D. Edwards wishes to retain Mathews in the employment of J.D. Edwards for a period of at least one (1) year from the Effective Date of this Employment Agreement.

It is agreed between J.D. Edwards and Mathews as follows:

1.	Employment. J.D. Edwards hereby agrees to employ Mathews to perform the duties and responsibilities set forth in the job description attached as Attachment A to this Employment Agreement together with such other duties and responsibilities as shall be assigned to him from time to time by J.D. Edwards CEO or Board of Directors which shall be consistent with Mathews’ job description. Mathews accepts such employment with J.D. Edwards upon the terms and conditions of this Employment Agreement and agrees to perform the duties and responsibilities described in this Section in accordance with all policies, procedures, rules and regulations adopted by J.D. Edwards Board of Directors or senior management. During the term of his employment, Mathews agrees to devote his full time and attention, skills and efforts to the performance of his duties and responsibilities on behalf of J.D. Edwards and to maintain and promote the business of J.D. Edwards.

2.	Term. Subject to the terms of Section 7, Termination, Mathews shall be employed by J.D. Edwards for a period of not less than one (1) year commencing on the Effective Date (the “Initial Employment Term”).

3.	Compensation.

3.1.

Annual Base Salary and Bonus.  Mathews’ compensation from May 1, 2003 until April 30, 2004 shall be set at an annual base salary of $350,000 with an annual bonus target incentive of seventy-five percent (75%) of such base salary based upon the achievement of those certain objectives as determined and approved by the Compensation Committee of the Board of Directors of J.D. Edwards. Mathews shall be treated as any other executive with similar performance for purposes of salary increases established as a result of periodic compensation reviews. In the event of such compensation reviews before April 30, 2004, Mathews’ base salary shall be set at the new amount. Compensation for subsequent periods shall be established by a written addendum to this Employment Agreement as approved by the Compensation Committee of J.D. Edwards Board of Directors, but in no event will be less than the annual base salary of $350,000.

4.	Relocation. J.D Edwards has partnered with Cendant International Assignment Services and KPMG to facilitate Mathews’ relocation to the United States. He will receive a relocation package which includes the following benefits:

•	reimbursement of customary home sale closing costs for New Zealand home;

•	tax preparation assistance from KPMG to finalize Mathews’ final tax returns in the United Kingdom and in New Zealand, if applicable, as well as in preparing his first two year’s tax returns in the United States;

•	reimbursement up to £1,500.00 per vehicle for any loss on sale or lease breaking penalties associated with Mathews’ cars, appropriate documentation will be required;

•	temporary living and rental car for 30 days;

•	moving of household goods up to policy limitations from both the UK and NZ;

•	reimbursement for the purchase of new appliances up to $5,000.00 if the voltage on major appliances does not match from home to host country;

•	a grossed-up relocation allowance in the amount of $87,500.00.

•	one round trip for Mathews and his immediate family members to visit New Zealand during this contract year only.

In the event that Mathews’ employment ends within 12 months of his move date for any reason, he agrees to repay a prorated portion of all relocation and immigration assistance paid by J.D. Edwards based upon the duration of his employment.

5.	Employee Benefits. Mathews will be eligible to participate in all employee benefits provided by J.D. Edwards to employees, based upon his position and tenure, including the following:

5.1.	Health and Life Insurance. J.D. Edwards agrees to provide to Mathews (and his spouse and dependents) coverage under J.D. Edwards group health and life insurance plan, the coverage, terms and benefits of which shall be determined, from time to time, in the sole discretion of J.D. Edwards Board of Directors.

5.2.	Paid Time Off. Mathews shall be entitled to the maximum paid time off provided for in J.D. Edwards paid time off policy in effect from time to time.

5.3.	Qualified/Non-Qualified Plan(s). Mathews shall be entitled to participate in any qualified or non-qualified plan(s) adopted by J.D. Edwards Board of Directors and Mathews fulfills all eligibility requirements under the terms and conditions of such plan. The J.D. Edwards Board of Directors reserves the sole right and discretion to adopt or terminate a plan and to establish all eligibility requirements and other terms and conditions of such plan.

6.	Severance Pay. If Mathews is terminated by J.D. Edwards, Mathews shall be entitled to receive severance pay in the amount of one year’s then current base salary and J.D. Edwards will pay for the relocation of him, his family back, and his household goods to New Zealand. In this case all obligations to repay relocation expenses are resinded. This relocation assistance will not include home sale assistance. Mathews’ entitlement to benefits under this Section 6, Severance Pay, is conditioned upon Mathews and J.D. Edwards entering into a Separation Agreement substantially in the form attached as Attachment B. This severance payment will be made to Mathews within 15 business days after the execution of the Separation Agreement in a one-time, lump sum payment subject to appropriate tax withholding. If Mathews wishes to voluntarily terminate his employment with J.D. Edwards within 12 months of relocating to the United States, he is required to give J.D. Edwards 90 days notice of his intention to do so. In this case, J.D. Edwards reserves the right to reclaim a pro rated portion of any monies paid in respect to Mathews’ relocation to the United States from any monies due to him and will not pay for the relocation of him or his family back to New Zealand. Notwithstanding the foregoing, however, no severance allowance shall be paid and J.D. Edwards will not pay for the relocation of Mathews or his family back to New Zealand if termination is for Cause within the Initial Employment Term. If Mathews’ employment with J.D. Edwards ends for any reason and he owes J.D. Edwards money, Mathews agrees that the amount may be withheld from his pay.

6.1.	COBRA Medical Insurance. If Mathews’ employment is terminated without Cause, in addition to the severance payment in accordance with Section 6, Mathews and his dependents will be eligible for medical insurance (for himself and his spouse and dependent(s)) under COBRA. Commencing on the date of his termination for a period of one (1) year, J.D. Edwards will pay the COBRA premiums in accordance with the standard J.D. Edwards policy in the same proportion as when Mathews was an employee. Likewise, Mathews will be responsible to pay the COBRA premiums at the same proportion that he paid for health care coverage when he was an employee. Mathews and his dependents will be eligible to continue coverage at his sole cost beyond such date if he should so elect as provided by applicable law.

6.2.	Management Change in Control Plan. The J.D. Edwards & Company Management Change in Control Plan Mathews accepted on October 1, 2001 (the “Plan”) will remain in full force and effect for the term of this Employment Agreement and will continue thereafter only so long as Mathews remains an employee of J.D. Edwards. In the event Mathews is secured as a result of a change in control all obligations to repay relocation expenses are rescinded. Therefore, the J.D. Edwards Board of Directors agrees that it waives all rights under the Plan to remove Mathews as a participant in the Plan, terminate the Plan with respect to Mathews, amend or otherwise modify the Plan in any manner that would be detrimental to Mathews or serve to reduce the Severance Benefits payable to Mathews under the Plan.

6.3.	Confidentiality and Non-Solicitation. Mathews acknowledges that he has signed the J.D. Edwards Employee Nondisclosure Agreement attached as Attachment C effective and confirms that he will continue to abide by the obligations contained therein. In addition, Mathews agrees that upon termination from J.D. Edwards he will not solicit or otherwise approach any then customer(s) of J.D. Edwards for the purpose of selling the products or services of Mathews’ new employer for a period of one (1) year.

6.4.	Indemnification Agreement. The parties executed the J.D. Edwards & Company Indemnification Agreement on the Effective Date attached as Attachment D and incorporated herein to this Employment Agreement (the “Indemnification Agreement”).

6.5.	Non-Compete. In consideration of the severance pay set forth in this Section 6, Mathews agrees not to accept employment with any of the direct competitors of J.D. Edwards listed on the list of Direct Competitors attached as Attachment E and incorporated herein to this Employment Agreement of J.D. Edwards for a period of one (1) year from the date of Mathews’ termination of employment. On an annual basis, Mathews and J.D. Edwards will mutually agree to add or eliminate competitors listed on Attachment E.

7.	Termination. J.D. Edwards shall have the right to terminate this Employment Agreement prior to its expiration only for “Cause” or “Performance” as set forth below:

7.1.	Termination for Cause. For the purposes of this Employment Agreement, “Cause” means the following:

7.1.1.	the willful or intentional and material breach of duty by Mathews in the course of his employment, including misappropriation or embezzlement in the performance of his duties under this agreement
7.1.2.	the habitual neglect by Mathews of his employment duties;
7.1.3.	Mathews’ final conviction or plea of guilty or nolo contendere to a felony;
7.1.4.	the disability of Mathews, which is the continued incapacity, whether physical or mental, of Mathews to perform his duties, unless waived by J.D. Edwards. In the event of a termination for disability, Mathews will be eligible for all J.D. Edwards disability benefits; or
7.1.5.	Mathews’ gross misconduct resulting in material damage to J.D. Edwards.

7.2.	Termination for Performance. For the purposes of this Employment Agreement, termination for “Performance” shall be as determined by the J.D.

Edwards Board of Directors in the good faith exercise of their business judgment.

7.3.	Dispute Resolution. Should Mathews dispute whether J.D. Edwards has been reasonable in interpreting “Cause” or “Performance,” then in such event Mathews may submit the matter to arbitration. The arbitration proceeding shall be conducted under the applicable rules of the American Arbitration Association and shall be located in Denver, Colorado. If such organization ceases to exist, the arbitration shall be conducted by its successor, or by a similar arbitration organization, at the time a demand for arbitration is made. The decision of the arbitrator shall be final and binding on both parties. Each party shall be responsible for its or his own expenses for the arbitrator’s fee, attorney’s fees, expert testimony, and for other expenses of presenting its or his case. Other arbitration costs, including fees for records or transcripts, shall be borne equally by the parties.

7.4.	Compensation Earned Prior to Termination. In the event that J.D. Edwards terminates Mathews for Cause during the Initial Employment Term or any renewal periods, Mathews shall be entitled to the compensation earned prior to the date of termination as provided for in this Employment Agreement computed pro rata up to and including that date including any pro rata bonuses accrued or payable for the fiscal year in which Mathews is so terminated and all benefits set forth in Section 5 of this Agreement. Mathews shall be entitled to no further compensation as of the date of termination.

7.5.	Renewal. This Employment Agreement shall be deemed automatically renewed for successive one (1) year periods without any further act of J.D. Edwards, unless, not later than thirty (30) days prior to the end of any period, either party provides the other with written notice of intent not to renew.

7.6.	Non-renewal. Any non-renewal of this Employment Agreement shall be treated as a termination of Mathews without Cause and be governed by the provisions of this Employment Agreement applicable to terminations without Cause, including, but not limited to, the payments and benefits due to Mathews under Sections 3, 4, 5 and 6 of this Employment Agreement. Any non-renewal of this Employment Agreement by Mathews shall be treated as a voluntary termination and be governed by the provisions under Section 6 of this Employment Agreement.

8.	Cooperation. The parties hereto agree that, at all times during Mathews’ employment, and following termination of his employment, each party shall avoid making any remarks about the other party, which for J.D. Edwards shall include its affiliates, officers, directors, employees and agents that would tend to disparage or injure the reputation of the other party.

9.	Miscellaneous.

9.1.	Assignment. Neither J.D. Edwards nor Mathews may assign this Employment Agreement or any of their respective obligations hereunder.

9.2.	Notices. Any notice or other communication provided for or required by this Employment Agreement shall be given within (i) three (3) business days after mailing by registered or certified mail, postage prepaid, return receipt requested, (ii) one (1) business day after deposit with a recognized overnight courier (such as Federal Express) or (iii) upon delivery if sent by facsimile transmission or in person in each case to the following address:

To J.D. Edwards:

J.D. Edwards & Company

One Technology Way

Denver, Colorado 80237

Attn: Vice President, General Counsel

To Richard Mathews:

Richard Mathews

XXXXXX

XXXXXX, XX XXXXX

Or at such other address or addresses as J.D. Edwards or Mathews may designate.

9.3.	Governing Law. This Employment Agreement and each term thereof shall be subject to and governed by the laws of the State of Colorado.

9.4.	Severability. If any portion of this Employment Agreement shall be, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and effective unless to do so would clearly violate the present legal and valid intention of the parties hereto.

9.5.	Entire Agreement. This Employment Agreement constitutes the entire agreement between the parties and contains all of the agreements between the parties with respect to the subject matter hereof. This Employment Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof.

9.6.	Amendment. No change or modification of this Employment Agreement shall be valid unless the same shall be in writing and signed by Mathews and a duly authorized officer of J.D. Edwards. No waiver of any provision of this Employment Agreement shall be valid unless in writing and signed by the party or parties to be charged.

9.7.	Benefit. This Employment Agreement shall be binding upon and inure to the benefit of J.D. Edwards and Mathews and their respective successors, heirs, legal representatives and permitted assigns. This Employment Agreement is hereby executed as of the date set forth above.

This Employment Agreement must be executed by Richard Mathews and J.D. Edwards by May 30, 2003, or the agreement will become null and void and of no effect.

J.D. EDWARDS & COMPANY		Richard Mathews

By:	/s/ Richard G. Snow	By:	/s/ Richard Mathews
	(Authorized Signature)		Richard Mathews 6826962
Vice President, General Counsel
& Secretary

SCHEDULE OF ATTACHMENTS

ATTACHMENT A – JOB DESCRIPTION

ATTACHMENT B – SEPARATION AGREEMENT

ATTACHMENT C – CONFIDENTIALITY AND NON-SOLICITATION

ATTACHMENT D – INDEMNIFICATION AGREEMENT

ATTACHMENT E – DIRECT COMPETITORS

Attachment A

Job Description

JDEDWARDS

Sr. Vice President, International

Summary:  Oversee all activities relating to the sale of the company’s products and services outside of the Americas.

FLSA Status:	Exempt
Job Level	SVP
Job Group	Executive
Reports to:	CEO

Duties and Responsibilities:

1.	Develop international sales and service strategies, policies, and programs.

2.	Ensure the efforts of international sales and services personnel align with corporate objectives.

3.	Direct the international organization in accomplishing profit and return on investment goals.

4.	Represent company in relations with major customers, suppliers, government agencies, etc.

5.	P&L responsibilities for international organization.

6.	Other duties as assigned.

Educational and Experience Requirements:  Bachelor’s degree in business, engineering, sales or marketing; advanced degree in business or its equivalent, helpful. Typically requires a minimum 15+ years in high technology business functions, including 10 to 12+ years sales management experience. In some cases, where there is a demonstrated record of high performance, actual years of experience may be less.

Completed by: Kate Waggoner

Date: February 24, 2003

1

Attachment B

SEPARATION AGREEMENT

This Separation Agreement (referred to as “the Agreement”) is made by and between J.D. Edwards & Company, J.D. Edwards World Solutions Company and J.D. Edwards World Source Company (collectively “J.D. Edwards”), corporations having their principal place of business at 7601 Technology Way, Denver, Colorado 80237, and                                      (referred to as “You” and by “Your”). You and J.D. Edwards are each referred to as a “party” and both are referred to as “parties.”

Whereas, Your employment with J.D. Edwards has been or will be, as the case may be, terminated effective                      (the “Elimination Date”); and Whereas, You and J.D. Edwards desire to resolve any and all claims and disputes between You and J.D. Edwards, including, without limitation, those related to Your employment by, or separation from, J.D. Edwards or alleged representations, contracts, and agreements (written, oral, or implied) regarding Your employment by J.D. Edwards; and

In consideration of the mutual promises expressed herein and the payment to be made to You, You and J.D. Edwards agree as follows:

1.  Payments.   No later than twenty (20) calendar days following the date this signed Agreement is received by J.D. Edwards J.D. Edwards will pay You the gross sum of USD    , which amount represents a separation bonus of XX weeks (the period beginning on the Elimination Date and continuing for this number of weeks (the “Severance Period”)) of Your salary and any bonuses due and payable through the Elimination Date. If you so elect, Your medical, dental, and vision coverage will continue through the end of the month of your Elimination Date. You may continue Your coverage further, through the end of the Severance Period, by paying the employee portion of your premiums during Your Severance Period, during which period J.D. Edwards shall continue to pay the employer portion of Your premiums. Following your Severance Period, You may continue your Consolidated Omnibus Budget Reconciliation Act (“COBRA”) coverage by paying the full COBRA premiums for such coverage until Your coverage under COBRA terminates. The parties expressly agree that the payments made under this section exceed any compensation or benefits that You would otherwise be entitled to if You had not executed this Agreement. The payments will be reduced by any amounts owed J.D. Edwards, amounts that J.D. Edwards may be responsible for on a J.D. Edwards company program charge card, and the amount of applicable taxes withheld by J.D. Edwards, which will be withheld at the supplemental tax rate. If you become re-employed by J.D. Edwards within the Severance Period, You shall return to J.D. Edwards on a pro-rated basis any amounts paid under this Agreement. For example, if You receive USD8,000 under this Agreement, Your Severance Period is four months, and you begin re-employment with J.D. Edwards two months after the Elimination Date, You shall pay J.D. Edwards USD4,000 through payroll deduction or other means. J.D. Edwards shall also provide You with outplacement services at no charge to You.

2.  Release.  You irrevocably and unconditionally release and forever discharge J.D. Edwards, J.D. Edwards’ past and present directors, officers, shareholders, employees, successors, attorneys, agents, representatives, and assigns (each a “Releasee”) from any and all liabilities, claims (including attorneys’ fees), demands, rights, and causes of actions, whether known or unknown, that You may have or claim to have against any Releasee, including, without limitation, those relating to Your employment by, or separation from, J.D. Edwards. Without limiting the generality of this section, and by way of example and not limitation, this section shall specifically apply to rights and claims under: Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act (ADEA) of 1967, as amended, the Older Worker Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, Executive Order 11246, the Equal Pay Act of 1963, the Americans with Disabilities Act, breach of contract, defamation, infliction of emotional distress, wrongful discharge, breach of a covenant of good faith and fair dealing, and any other federal, state or local statute, law, ordinance, regulation, order or principle of law. By signing this Agreement, You represent that You have not filed nor caused to be filed, nor will you file except with respect to future charges under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, any charge, complaint, lawsuit, or other claim (collectively “Claims”) against any Releasee and You specifically waive the right to recover any remedies, monetary or otherwise, that might be available if You file any such Claims. This Agreement may be used by any Releasee as a complete defense to any Claims asserted by You or anyone on Your behalf against a Releasee. If You or anyone on Your behalf violates this section of the Agreement, You shall pay all costs and expenses (including reasonable attorneys’ fees) incurred by a Releasee in defending against the claims.

3.  Mistake.  You understand that, after the date of this Agreement, You may discover facts different from, or in addition to, those which You now know or believe to be true with respect to the claims released or waived above and that, as part of the consideration contained in this Agreement, You expressly assume the risk that the Agreement was made on the basis of Your mistake or mistakes of any nature whatsoever. You intend that this Agreement shall not be rescinded, reformed, modified, voided, or changed in any way on the basis of any mistake or mistakes made by You whatsoever.

4.  No Liability.  The Payment is not intended to be, and shall not be construed as, an admission of liability or wrongdoing on the part of any Releasee. No Releasees have admitted, nor do they admit, that they engaged in any wrongful or unlawful act, or that they violated any federal, state, or local statute, law, regulation, ordinance, order, or principle of law, and further expressly deny such violation.

5.  Future Cooperation/Noncompete.  You shall cooperate, at J.D. Edwards’ expense, with J.D. Edwards in connection with any legal proceeding in which J.D. Edwards is or may become a party. In consideration of the payments set forth above, You agree not to perform services as an employee, consultant, or contractor with any of Ariba, Microsoft, i2, IFS, Intentia, Lawson, Manugistics, Onyx, Oracle, Paragon, Peoplesoft, Pixotel, QAD, SAP, Siebel, and Synquest for a period of one (1) year from the Effective Date of this Agreement.

6.  Effect on existing agreements.  Notwithstanding this Agreement, the limited specific provisions of any agreements between You and J.D. Edwards relating to confidentiality, unfair competition, noncompetition, employee solicitations, inventions, and stock options are

1

Attachment B

unaffected and remain in full force and effect. All other provisions of all other agreements between You and J.D. Edwards shall be superseded and become null and void upon the effective date of this Agreement. Effective two (2) business days after J.D. Edwards’ earning announcement of the results for the full quarter following your departure, You are hereby released from any obligations you may have under the J.D. Edwards’ insider trading policy. You shall promptly return to J.D. Edwards all J.D. Edwards’ property.

7.  Confidentiality/Non-disparagement.  You shall not disclose the existence, facts, or terms of this Agreement to anyone other than Your immediate family, accountants, attorneys, or financial or tax advisors who have been advised of, and agree to maintain, its confidentiality. You shall not do or say anything that portrays J.D. Edwards or their management, employees, products, or services in a negative light.

8.  Miscellaneous.  This Agreement constitutes the complete and exclusive agreement between the parties concerning the subject matter hereof and supersedes any prior communication regarding such subject matter. This Agreement may not be canceled or modified unless in writing signed by You and a more senior officer of J.D. Edwards. Any waiver of any default or breach of this Agreement shall be effective only if in writing and signed by an authorized representative of the party providing the waiver. No such waiver shall be deemed to be a waiver of any other or subsequent breach or default. In entering into this Agreement, You represent and warrant that You are not relying, and will not rely, on any promises, inducements, or representations made by or on behalf any Releasee with respect to the subject matter of this Agreement. This Agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, assigns, directors, officers, agents, and employees. This Agreement will be governed by the internal laws of the State of Colorado, without regard to conflict of law principles. If any judicial or administrative authority determines that any term of this Agreement is invalid or illegal, such determination shall not apply to the remaining terms of this Agreement and all remaining provisions of this Agreement shall remain in full force and effect.

YOU HAVE FULLY READ, UNDERSTAND THE SIGNIFICANCE AND CONSEQUENCES OF, AND FREELY AGREE TO BE BOUND BY THIS AGREEMENT. YOU HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY REGARDING THE PURPOSE AND EFFECT OF THIS AGREEMENT BEFORE SIGNING.

J.D. EDWARDS

By
(Authorized Signature)	(Your Signature)

(Print or Type Name)	(Print or Type Name)

(Title)	(Print Address)

(Date)

[***USE BELOW WHEN YOU ARE NOT WITNESSING SIGNATURE]

STATE OF )
) ss
COUNTY OF )

SUBSCRIBED AND SWORN TO before me this day of , 20 by .

Witness my hand and official seal.
My commission expires: .

Notary Public

2

Attachment C

JDEdwards®	One Technology Way Denver, Colorado 80237

EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS, AND NON-SOLICITATION AGREEMENT

This Employee Proprietary Information, Inventions, Non-competition, and Non-solicitation Agreement (“Agreement”) is made in consideration for my employment or continued employment by J.D. Edwards & Co or its subsidiaries or affiliates (collectively “J.D. Edwards”), and the compensation now and hereafter paid to me. I hereby agree as follows:

1.    NONDISCLOSURE.

1.1 Recognition of J.D. Edwards’ Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of J.D. Edwards’ Proprietary Information (defined below), except as such disclosure, use, or publication may be required by my work for J.D. Edwards or an officer of J.D. Edwards authorizes such in writing. I will obtain J.D. Edwards’ written approval before publishing or submitting for publication any material that relates to my work at J.D. Edwards and/or incorporates any Proprietary Information. I hereby assign to J.D. Edwards any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of J.D. Edwards and its assigns.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data, or information of J.D. Edwards. By way of illustration, but not limitation, “Proprietary Information” includes: (a) trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of J.D. Edwards. Notwithstanding the preceding sentence, I am free to use information which is generally known in the trade or industry that is not gained as result of a breach of this Agreement and my own, skill, knowledge, know-how, and experience to whatever extent and in whichever way I wish.

1.3 Third Party Information. I understand that J.D. Edwards has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty of J.D. Edwards to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than J.D. Edwards personnel who need to know such information in connection with their work for J.D. Edwards) or use, except in connection with my work for J.D. Edwards, Third Party Information unless authorized by an officer of J.D. Edwards in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by J.D. Edwards I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of J.D. Edwards any unpublished documents or any property belonging to any former employer or other person unless consented to in writing by that former employer or person. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, that is common knowledge in the industry or otherwise legally in the public domain, or that is otherwise provided or developed by J.D. Edwards.

2.    ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, patented or unpatented, which I made prior to my employment with J.D. Edwards, are excluded from this Agreement. To preclude any uncertainty, I have set forth on the last page of this Agreement a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the my employment with J.D. Edwards, that I consider to be my property or other’s property and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions below but am only to disclose a cursory name for each such invention, the party to whom it belongs, and that full disclosure as to such inventions has not been made for that reason. A space is provided below for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with J.D. Edwards, I incorporate a Prior Invention into a J.D. Edwards product, process or machine, J.D. Edwards is hereby granted a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the preceding sentence, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any J.D. Edwards Inventions without J.D. Edwards’ prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to J.D. Edwards (or to a third party including, without limitation, the United States, as directed by J.D. Edwards) all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during my employment with J.D. Edwards. Inventions assigned to J.D. Edwards, or to a third party as directed by J.D. Edwards pursuant to this Section 2, (collectively “J.D. Edwards Inventions”).

2.4 Nonassignable Inventions. In the event of a specifically applicable state law, regulation, rule, or public policy that prohibits assignment (“Specific Inventions Law”), this Agreement will not require assignment of any invention which qualifies for protection under a Specific Inventions Law because any such invention was developed entirely on my own time without using J.D. Edwards’ equipment, supplies, facilities, or trade secrets and neither related to J.D. Edwards’ actual or anticipated business, research or development, nor resulted from work performed by me for J.D. Edwards. In the absence of a Specific Inventions Law, the preceding sentence will not apply.

2.5 Obligation to Keep J.D. Edwards Informed. During my employment and for six months thereafter, I will promptly disclose to J.D. Edwards fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. At the time of each such disclosure, I will advise J.D. Edwards in writing of any Inventions that I believe qualify for protection under a Specific Inventions Law; and I will at that time provide to J.D. Edwards in writing all evidence necessary to substantiate that belief. J.D. Edwards will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to J.D. Edwards pursuant to this Agreement relating to Inventions that qualify for Specific Inventions Law protection. I will preserve the confidentiality of any Invention that does not qualify for Specific Inventions Law protection.

2.6 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.7 Enforcement of Proprietary Rights. I will assist J.D. Edwards to obtain, and enforce Proprietary Rights relating to J.D. Edwards Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as J.D. Edwards may reasonably request for use in applying for, obtaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute assignments of such Proprietary Rights to J.D. Edwards or its designee. I will assist J.D. Edwards with respect to Proprietary Rights relating to such J.D. Edwards Inventions in any and all countries beyond the termination of my employment, but J.D. Edwards shall compensate me at a reasonable rate after my termination for the time actually spent by me on such assistance. If J.D. Edwards is unable, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably appoint J.D. Edwards and its d officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act in my behalf to execute, verify and file any such documents and to do all other acts to further the purposes of the preceding paragraph as if executed by me. I hereby waive and quitclaim to J.D. Edwards any and all claims which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to J.D. Edwards.

3.    NO CONFLICTS OR SOLICITATION. I acknowledge that during my employment I will have access to and knowledge of Proprietary Information. To protect J.D. Edwards’ Proprietary Information, I agree that during of my employment by J.D. Edwards I will not, without J.D. Edwards’ express written consent, engage in any other employment or business activity directly related to the business in which J.D. Edwards is now or becomes involved, nor will I engage in any other activities which conflict with my obligations to J.D. Edwards. During my employment by J.D. Edwards and continuing one year after, I will not (a) directly or indirectly induce any employee of J.D. Edwards to terminate or negatively alter his or her relationship with J.D. Edwards or (b) solicit the business of any customer of J.D. Edwards (other than on behalf of J.D. Edwards) or (c) induce any supplier, vendor, consultant or independent contractor of J.D. Edwards to terminate or negatively alter his, her or its relationship with J.D. Edwards. If any restriction set forth in this Section is found to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

4.    RECORDS. I agree to keep records (in the form of notes, sketches, drawings and in any other form that may be required by J.D. Edwards) of all Proprietary Information developed by me and all Inventions made by me during my employment at J.D. Edwards, which records shall be available to and remain the sole property of J.D. Edwards.

1

Attachment C

5.    NO CONFLICTING OBLIGATION. I represent that my performance of this Agreement and as an employee of J.D. Edwards does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by J.D. Edwards. I have not entered into, and I will not enter into, any agreement either written or oral in conflict with my employment with J.D. Edwards.

6.    RETURN OF COMPANY MATERIALS. When I leave the employ of J.D. Edwards, I will deliver to J.D. Edwards any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any J.D. Edwards Inventions, Third Party Information, or Proprietary Information. I further agree that any property situated on J.D. Edwards’ premises or owned by J.D. Edwards, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by J.D. Edwards personnel at any time with or without notice.

7.    LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of J.D. Edwards, J.D. Edwards shall have the right to enforce this Agreement by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that J.D. Edwards may have for a breach of this Agreement.

8.    NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified in this Agreement or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

9.    NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of J.D. Edwards, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.    GENERAL PROVISIONS.

10.1 Governing Law. This Agreement will be governed by and construed according to the internal laws of the State of Colorado.

10.2 Severability. In case any of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If r, any of the provisions of this Agreement shall be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law, as it shall then appear.

10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of J.D. Edwards, its successors, and its assigns.

10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by J.D. Edwards to any successor in interest or other assignee.

10.5 Employment. I agree that my employment is at-will which means I or the company each have the right to terminate my employment at will, with or without advanced notice and with or without cause. I further agree and understand that nothing in this Agreement shall confer any right to continuation of employment by J.D. Edwards, nor shall it interfere in any way with my right or J.D. Edwards’ right to terminate my employment at any time, with or without cause.

10.6 Waiver. No waiver by J.D. Edwards of any breach of or of any right of this Agreement shall be a waiver of any preceding or succeeding breach or of any other right. J.D. Edwards shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 Entire Agreement. The obligations pursuant to Sections 1 through 3 and Sections 5 and 6 (including all subparts) of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by J.D. Edwards as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change in my duties or compensation will not affect the validity or scope of this Agreement

This Agreement shall be effective as of the first day of my employment with J.D. Edwards, namely                             , 20        .

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT THE SECTION BELOW ON PRIOR INVENTIONS.

Dated:

Signature	Address

Printed Name

PRIOR INVENTIONS

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by J.D. Edwards:

☐ No inventions or improvements.

☐ See below:

☐ Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement                    Party(ies)        Relationship

1.

2.

3.

☐ Additional sheets attached.

2

Attachment D

J.D. EDWARDS & COMPANY

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is effective as of                                          , by and between

J.D. Edwards & Company, a Delaware corporation (the “Company”), and                                                       (“Indemnitee”).

WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company and its related entities;

WHEREAS, in order to induce Indemnitee to continue to provide services to the Company, the Company wishes to provide for the indemnification of, and the advancement of expenses to, Indemnitee to the maximum extent permitted by law;

WHEREAS, the Company and Indemnitee recognize the continued difficulty in obtaining liability insurance for the Company’s directors, officers, employees, agents and fiduciaries, the significant increases in the cost of such insurance and the general reductions in the coverage of such insurance;

WHEREAS, the Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees, agents and fiduciaries to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited; and

WHEREAS, in view of the considerations set forth above, the Company desires that Indemnitee shall be indemnified and advanced expenses by the Company as set forth herein;

NOW, THEREFORE, the Company and Indemnitee hereby agree as set forth below.

1 .    Certain Definitions.

(a)    “Change in Control” shall mean, and shall be deemed to have occurred if, on or after the date of this Agreement, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13 d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding Voting Securities (as defined below), (ii) during any period

Attachment D

of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of the Company’s assets.

(b)    “Claim” shall mean with respect to a Covered Event (as defined below): any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Indemnitee in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other.

(c)    References to the “Company” shall include, in addition to J.D. Edwards & Company, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which J.D. Edwards & Company (or any of its wholly-owned subsidiaries) is a party which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents or fiduciaries, so that if Indemnitee is or was a director, officer, employee, agent or fiduciary of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(d)    “Covered Event” shall mean any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Indemnitee while serving in such capacity.

Attachment D

(e)    “Expenses” shall mean any and all expenses (including attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or to participate in, any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld), actually and reasonably incurred, of any Claim and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement.

(f)    “Expense Advance” shall mean a payment to Indemnitee pursuant to Section 3 of Expenses in advance of the settlement of or final judgment in any action, suit, proceeding or alternative dispute resolution mechanism, hearing, inquiry or investigation which constitutes a Claim.

(g)    “Independent Legal Counsel” shall mean an attorney or firm of attorneys, selected in accordance with the provisions of Section 2(d) hereof, who shall not have otherwise performed services for the Company or Indemnitee within the last three years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements).

(h)    References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or its beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

(i)    “Reviewing Party” shall mean, subject to the provisions of Section 2(d), any person or body appointed by the Board of Directors in accordance with applicable law to review the Company’s obligations hereunder and under applicable law, which may include a member or members of the Company’s Board of Directors, Independent Legal Counsel or any other person or body not a party to the particular Claim for which Indemnitee is seeking indemnification.

(j)    “Section” refers to a section of this Agreement unless otherwise indicated.

(k)    “Voting Securities” shall mean any securities of the Company that vote generally in the election of directors.

Attachment D

2.    Indemnification.

(a)    Indemnification of Expenses. Subject to the provisions of Section 2(b) below, the Company shall indemnify Indemnitee for Expenses to the fullest extent permitted by law if Indemnitee was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any Claim (whether by reason of or arising in part out of a Covered Event), including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses.

(b)    Review of Indemnification Obligations. Notwithstanding the foregoing, in the event any Reviewing Party shall have determined (in a written opinion in any case in which Independent Legal Counsel is the Reviewing Party) that Indemnitee is not entitled to be indemnified hereunder under applicable law, (i) the Company shall have no further obligation under Section 2(a) to make any payments to Indemnitee not made prior to such determination by such Reviewing Party, and (ii) the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all Expenses theretofore paid in indemnifying Indemnitee; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee is entitled to be indemnified hereunder under applicable law, any determination made by any Reviewing Party that Indemnitee is not entitled to be indemnified hereunder under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expenses theretofore paid in indemnifying Indemnitee until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). Indemnitee’s obligation to reimburse the Company for any Expenses shall be unsecured and no interest shall be charged thereon.

(c)    Indemnitee Rights on Unfavorable Determination; Binding Effect. If any Reviewing Party determines that Indemnitee substantively is not entitled to be indemnified hereunder in whole or in part under applicable law, Indemnitee shall have the right to commence litigation seeking an initial determination by the court or challenging any such determination by such Reviewing Party or any aspect thereof, including the legal or factual bases therefore, and, subject to the provisions of Section 15, the Company hereby consents to service of process and to appear in any such proceeding. Absent such litigation, any determination by any Reviewing Party shall be conclusive and binding on the Company and Indemnitee.

(d)    Selection of Reviewing Party: Change in Control. If there has not been a Change in Control, any Reviewing Party shall be selected by the Board of Directors, and if there has been such a Change in Control (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control), any Reviewing Party with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnification of Expenses under this Agreement or any other agreement or under the

Attachment D

Company’s certificate of incorporation or bylaws as now or hereafter in effect, or under any other applicable law, if desired by Indemnitee, shall be Independent Legal Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld). Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent Indemnitee would be entitled to be indemnified hereunder under applicable law and the Company agrees to abide by such opinion. The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto. Notwithstanding any other provision of this Agreement, the Company shall not be required to pay Expenses of more than one Independent Legal Counsel in connection with all matters concerning a single Indemnitee, and such Independent Legal Counsel shall be the Independent Legal Counsel for any or all other Indemnitees unless (i) the Company otherwise determines or (ii) any Indemnitee shall provide a written statement setting forth in detail a reasonable objection to such Independent Legal Counsel representing other Indemnitees.

(e)    Mandatory Payment of Expenses. Notwithstanding any other provision of this Agreement other than Section 10 hereof, to the extent that Indemnitee has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any Claim, Indemnitee shall be indemnified against all Expenses incurred by Indemnitee in connection therewith.

3.    Expense Advances.

(a)    Obligation to Make Expense Advances. The Company shall make Expense Advances to Indemnitee upon receipt of a written undertaking by or on behalf of the Indemnitee to repay such amounts if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified therefore by the Company.

(b)    Form of Undertaking. Any written undertaking by the Indemnitee to repay any Expense Advances hereunder shall be unsecured and no interest shall be charged thereon.

(c)    Determination of Reasonable Expense Advances. The parties agree that for the purposes of any Expense Advance for which Indemnitee has made written demand to the Company in accordance with this Agreement, all Expenses included in such Expense Advance that are certified by affidavit of Indemnitee’s counsel as being reasonable shall be presumed conclusively to be reasonable.

4.    Procedures for Indemnification and Expense Advances.

(a)    Timing of Payment. All payments of Expenses (including without limitation Expense Advances) by the Company to the Indemnitee pursuant to this Agreement shall be made to the fullest extent permitted by law as soon as practicable

Attachment D

after written demand by Indemnitee therefore is presented to the Company, but in no event later than forty-five (45) business days after such written demand by Indemnitee is presented to the Company, except in the case of Expense Advances, which shall be made no later than twenty (20) business days after such written demand by Indemnitee is presented to the Company.

(b)    Notice/Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to Indemnitee’s right to be indemnified or Indemnitee’s right to receive Expense Advances under this Agreement, give the Company notice in writing as soon as practicable of any Claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee). In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

(c)    No Presumptions; Burden of Proof. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by this Agreement or applicable law. In addition, neither the failure of any Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by any Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under this Agreement or applicable law, shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief. In connection with any determination by any Reviewing Party or otherwise as to whether the Indemnitee is entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

(d)    Notice to Insurers. If, at the time of the receipt by the Company of a notice of a Claim pursuant to Section 4(b) hereof, the Company has liability insurance in effect which may cover such Claim, the Company shall give prompt notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Claim in accordance with the terms of such policies.

(e)    Selection of Counsel. In the event the Company shall be obligated hereunder to provide indemnification for or make any Expense Advances with respect to the Expenses of any Claim, the Company, if appropriate, shall be entitled to assume the

Attachment D

defense of such Claim with counsel approved by Indemnitee (which approval shall not be unreasonably withheld) upon the delivery to Indemnitee of written notice of the Company’s election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees or expenses of separate counsel subsequently employed by or on behalf of Indemnitee with respect to the same Claim; provided, however, that (i) Indemnitee shall have the right to employ Indemnitee’s separate counsel in any such Claim at Indemnitee’s expense and (ii) if (A) the employment of separate counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not continue to retain such counsel to defend such Claim, then the fees and expenses of Indemnitee’s separate counsel shall be Expenses for which Indemnitee may receive indemnification or Expense Advances hereunder.

5.    Additional Indemnification Rights; Nonexclusivity.

(a)    Scope. The Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s certificate of incorporation, the Company’s bylaws or by statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder except as set forth in Section 10(a) hereof.

(b)    Nonexclusivity. The indemnification and the payment of Expense Advances provided by this Agreement shall be in addition to any rights to which Indemnitee may be entitled under the Company’s certificate of incorporation, its bylaws, any other agreement, any vote of stockholders or disinterested directors, the General Corporation Law of the State of Delaware, or otherwise. The indemnification and the payment of Expense Advances provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though subsequent thereto Indemnitee may have ceased to serve in such capacity.

6.    No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under

Attachment D

any insurance policy, provision of the Company’s certificate of incorporation, bylaws or otherwise) of the amounts otherwise payable hereunder.

7.    Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses incurred in connection with any Claim, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

8.    Mutual Acknowledgement. Both the Company and Indemnitee acknowledge that in certain instances, federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers, employees, agents or fiduciaries under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

9.    Liability Insurance. To the extent the Company maintains liability insurance applicable to directors, officers, employees, agents or fiduciaries, Indemnitee shall be covered by such policies in such a manner as to provide Indemnitee the same rights and benefits as are provided to the most favorably insured of the Company’s directors, if Indemnitee is a director; or of the Company’s officers, if Indemnitee is not a director of the Company but is an officer; or of the Company’s key employees, agents or fiduciaries, if Indemnitee is not an officer or director but is a key employee, agent or fiduciary.

10.    Exceptions. Notwithstanding any other provision of this Agreement, the Company shall not be obligated pursuant to the terms of this Agreement:

(a)    Excluded Action or Omissions. To indemnify Indemnitee for Expenses resulting from acts, omissions or transactions for which Indemnitee is prohibited from receiving indemnification under this Agreement or applicable law; provided, however, that notwithstanding any limitation set forth in this Section 10(a) regarding the Company’s obligation to provide indemnification, Indemnitee shall be entitled under Section 3 to receive Expense Advances hereunder with respect to any such Claim unless and until a court having jurisdiction over the Claim shall have made a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee has engaged in acts, omissions or transactions for which Indemnitee is prohibited from receiving indemnification under this Agreement or applicable law.

(b)    Claims Initiated by Indemnitee. To indemnify or make Expense Advances to Indemnitee with respect to Claims initiated or brought voluntarily by Indemnitee and not by way of defense, counterclaim or crossclaim, except (i) with respect to actions or proceedings brought to establish or enforce a right to

Attachment D

indemnification under this Agreement or any other agreement or insurance policy or under the Company’s certificate of incorporation or bylaws now or hereafter in effect relating to Claims for Covered Events, (ii) in specific cases if the Board of Directors has approved the initiation or bringing of such Claim, or (iii) as otherwise required under Section 145 of the Delaware General Corporation Law (relating to indemnification of officers, directors, employees and agents; and insurance), regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification or insurance recovery, as the case may be.

(c)    Lack of Good Faith. To indemnify Indemnitee for any Expenses incurred by the Indemnitee with respect to any action instituted (i) by Indemnitee to enforce or interpret this Agreement, if a court having jurisdiction over such action determines as provided in Section 13 that each of the material assertions made by the Indemnitee as a basis for such action was not made in good faith or was frivolous, or (ii) by or in the name of the Company to enforce or interpret this Agreement, if a court having jurisdiction over such action determines as provided in Section 13 that each of the material defenses asserted by Indemnitee in such action was made in bad faith or was frivolous.

(d)    Claims Under Section 1641. To indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute; provided, however, that notwithstanding any limitation set forth in this Section 10(d) regarding the Company’s obligation to provide indemnification, Indemnitee shall be entitled under Section 3 to receive Expense Advances hereunder with respect to any such Claim unless and until a court having jurisdiction over the Claim shall have made a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee has violated said statute.

11.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

12.    Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), spouses, heirs and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director,

Attachment D

officer, employee, agent or fiduciary (as applicable) of the Company or of any other enterprise at the Company’s request.

13.    Expenses Incurred in Action Relating to Enforcement or Interpretation. In the event that any action is instituted by Indemnitee under this Agreement or under any liability insurance policies maintained by the Company to enforce or interpret any of the terms hereof or thereof, Indemnitee shall be entitled to be indemnified for all Expenses incurred by Indemnitee with respect to such action (including without limitation attorneys’ fees), regardless of whether Indemnitee is ultimately successful in such action, unless as a part of such action a court having jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous; provided, however, that until such final judicial determination is made, Indemnitee shall be entitled under Section 3 to receive payment of Expense Advances hereunder with respect to such action. In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be indemnified for all Expenses incurred by Indemnitee in defense of such action (including without limitation costs and expenses incurred with respect to Indemnitee’s counterclaims and cross-claims made in such action), unless as a part of such action a court having jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that each of the material defenses asserted by Indemnitee in such action was made in bad faith or was frivolous; provided, however, that until such final judicial determination is made, Indemnitee shall be entitled under Section 3 to receive payment of Expense Advances hereunder with respect to such action.

14.    Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and signed for by the party addressed, on the date of such delivery, or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Addresses for notice to either party are as shown on the signature page of this Agreement or as subsequently modified by written notice.

15.    Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the Court of Chancery of the State of Delaware in and for New Castle County, which shall be the exclusive and only proper forum for adjudicating such a claim.

16.    Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to

Attachment D

the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including without limitation each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

17.    Choice of Law. This Agreement, and all rights, remedies, liabilities, powers and duties of the parties to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

18.    Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

19.    Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

20.    Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

21.    No Construction as Employment Agreement. Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ of the Company or any of its subsidiaries or affiliated entities.

Attachment D

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the date first above written.

J.D. EDWARDS & COMPANY

By:

Name:

Title:

Address:        J.D. Edwards & Company

     One Technology Way

     Denver, CO 80237

AGREED TO AND ACCEPTED BY:

INDEMNITEE

(Signature)

[NAME OF PERSON]

Address

Attachment E

DIRECT COMPETITORS

OF

J.D. EDWARDS & COMPANY

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